Filed Pursuant to Rule 424(b)(3)
File Number 333-136457

PROSPECTUS SUPPLEMENT NO. 9

to Prospectus dated October 31, 2006

(Registration Nos. 333-127938, 333-130577, 333-136457)

MICROMED CARDIOVASCULAR, INC.

This Prospectus Supplement No. 9 supplements our combined Prospectus dated October 31, 2006 (the “Prospectus”), Prospectus Supplement No. 1 dated December 1, 2006, Prospectus Supplement No. 2 dated March 19, 2007, Prospectus Supplement No. 3 dated May 1, 2007, Prospectus Supplement No. 4 dated May 15, 2007, Prospectus Supplement No. 5 dated May 25, 2007, Prospectus Supplement No. 6 dated June 12, 2007, Prospectus Supplement No. 7 dated May 15, 2007, and Prospectus Supplement No. 8 dated August 15, 2007. The shares of common stock and the shares of common stock issuable on the exercise of warrants that are covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders, except for funds received from the cash exercise of warrants held by selling stockholders, if and when exercised for cash. You should read this Prospectus Supplement No. 9 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7 and Prospectus Supplement No. 8.

This Prospectus Supplement No. 9 includes the attached reports, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”).

•	Current Report on Form 8-K filed with the SEC on September 20, 2007.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MMCV.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 9 is October 3, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2007

MICROMED CARDIOVASCULAR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51487	98-0228169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8965 Interchange Drive

Houston, Texas 77054

(Address of principal executive offices) (Zip Code)

(713) 838-9210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2007, the company entered into an agreement with Agility Business Partners, LLC, pursuant to which Deanne Yartz will serve as the company’s Chief Financial Officer effective October 8, 2007. Since 2003, Ms. Yartz served as a financial consultant with Sirius Solutions, LLP. From 1998 to 2003, Ms. Yartz was an independent consultant for various private and publicly traded companies. Prior to that, Ms. Yartz was the VP of Finance and Chief Financial Officer of WNS, Inc., from 1986 to 1998. Ms. Yartz holds a BBA degree from the University of Texas and is a Certified Public Accountant. Ms. Yartz has not been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC. (Registrant)

/s/ ROBERT BENKOWSKI
Robert Benkowski, Chief Executive Officer

DATE: September 19, 2007